Exhibit 21.1

Subsidiaries

Name	Jurisdiction of Incorporation
McCormick & Schmick Acquisition Corp. II	Delaware
McCormick & Schmick Acquisition Corp.	Delaware
McCormick & Schmick Restaurant Corp.	Delaware
McCormick & Schmick Maryland Liquor, Inc.	Maryland
McCormick & Schmick Acquisition I Texas, Inc.	Texas
McCormick & Schmick Acquisition II Texas, Inc.	Delaware
McCormick & Schmick Acquisition Texas, LP	Texas
McCormick & Schmick Acquisition III Texas, Inc.	Texas
McCormick & Schmick’s Hackensack, LLC	Delaware
McCormick & Schmick’s Atlanta II, LLC	Delaware
McCormick & Schmick Orlando, LLC	Delaware
McCormick & Schmick Dallas, LP	Texas
McCormick & Schmick Dallas Liquor, Inc.	Texas
McCormick & Schmick Austin, LP	Texas
McCormick & Schmick Austin Liquor, Inc.	Texas